Exhibit 99.1

August 23, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Filing of Hybrid Utility and Design
Patent for Electronic Article Surveillance Device

Tulsa, Okla-(BUSINESS WIRE)-August 23, 2004 EnXnet, Inc. (OTCBB:EXNT-news) - EnXnet, Inc. announces it has filed for Utility and Design Patent rights covering its design for a hybrid Electronic Article Surveillance (EAS) device ("HyTag"). The HyTag combines two of EnXnet's utility designs, the Electronic Radio Frequency Identification Device Activated by Radiant Means (ARFIDTag) and the Electronic Acousto-Magnetic (EAMTag) into a single EAS device.

HyTag is a hybrid Acousto-Magnetic (AM) and Radio Frequency Identification Device (RFID) constructed on a single flex-board. It is designed to be placed on or embedded within consumer products. The RFID portion of the HyTag is designed to have the ability to be remotely tuned to the correct frequency used by any retail location. As the large retailers start changing their individual stores over to RFID tags, the HyTag will be adaptable to either system while maintaining distribution without duplication of inventory. It offers retailers the ability to continue to use their AM security gates while phasing in the newer RFID technology, thus preventing premature obsolescence of their existing equipment. It allows new stores to be brought on line using RFID technology while existing stores can continue to operate with the AM technology until their systems are worn out. It is basically a "one tag fits all" approach. Its use by manufacturers will simplify their inventory and manufacturing. It is anticipated that AM security equipment will be used at many retail locations for the next 10 to 12 years.

EnXnet has been concentrating on developing new EAS tags that offer solutions to problems in widespread application of EAS technology by providing methods and designs simplifying and increasing the flexibility of these systems. It is important to note that all of the Company's new designs and products are compatible with all of the tag readers in operation and can be implemented on the equipment currently in use at all reader locations from manufacture to delivery of products to the consumer.

HyTags imbedded in products will also protect manufacturers from piracy and counterfeiting by providing positive product identification.

Ryan Corley, President of EnXnet, Inc., had this to say: "This new addition to our Electronic Article Surveillance product line provides even more flexibility for customers while improving product security. We believe that our complete slate of products will find ready acceptance in the marketplace by proving to be effective deterrents to product shrink."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com